Exhibit 99.1
PRESS RELEASE
First Nine Months 2016 Results
►	Robust uptake of our attractive and innovative quad-play offering "WIGO" since its launch at the end of June with 99,900 subscribers already achieved at the end of Q3 2016;
►	BASE(a) integration on track with joint organization since end-June and the recent start of our mobile network upgrade, enabling us to achieve €220.0 million of annual run-rate synergies by 2020;
►	Rebased(1) top line and Adjusted EBITDA growth of 3% and 2% in 9M 2016 to €1,799.9 million and €847.8 million, respectively, including BASE's mobile business acquired on February 11, 2016.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, October 27, 2016 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited condensed consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the nine months ending September 30, 2016.

HIGHLIGHTS

■
Successful launch of our first all-in-one converged offering "WIGO" in late June 2016, resulting in 99,900 "WIGO" subscribers at Q3 2016 quarter-end, boosting quad-play penetration to 23% of cable customers;

■
In mobile, Telenet had its best quarterly net postpaid subscriber growth (+64,700) since early 2013 driven by the traction of our "WIGO" offering, partially offset by declines at BASE and continued competition. In Q3 2016, our total net mobile postpaid subscriber additions, including BASE, reached 52,200;

■
Revenue(2) of €1,799.9 million in 9M 2016, +32% yoy on a reported basis. Year-to-date, we achieved 3% rebased revenue growth with solid mid-single-digit top line growth for our cable business being partially offset by continued competitive and regulatory pressures on our acquired mobile business. Revenue of €621.3 million in Q3 2016, +35% yoy on a reported basis and +1% yoy on a rebased basis, respectively;

■
Net income of €41.6 million in 9M 2016 compared to €135.4 million in 9M 2015, a decrease of 69%. Net income for the 9M 2016 was impacted by a €117.0 million net loss on our derivative financial instruments and a €16.9 million loss on extinguishment of debt due to certain refinancings;

■
Adjusted EBITDA(3) of €847.8 million in 9M 2016, +17% yoy and +2% yoy on a rebased basis. Adjusted EBITDA for both 9M 2016 and 9M 2015 included nonrecurring benefits of €6.0 million and €7.6 million, respectively, linked to the settlement of certain operational contingencies. Adjusted EBITDA growth in 9M 2016 was adversely impacted by €2.9 million higher BASE integration costs. Q3 2016 Adjusted EBITDA of €295.3 million, +22% yoy and +3% yoy on a rebased basis as a result of lower direct costs and our continued focus on cost control;

■
Accrued capital expenditures(4) of €417.6 million in 9M 2016, reflecting (i) the recognition of the Belgian and UK football broadcasting rights, (ii) higher network investments as part of our 1 GHz HFC upgrade project and the start of our mobile network upgrade program, and (iii) the effects of the BASE acquisition. Excluding the impacts related to football broadcasting rights, accrued capital expenditures represented around 19% of revenue in 9M 2016;

■
Net cash provided by operating activities, net cash used by investing activities and net cash provided by financing activities of €518.3 million, €1,527.7 million and €755.0 million, respectively, for 9M 2016;

■
Free Cash Flow(5) of €166.7 million in 9M 2016 with €107.4 million in Q3 2016, driven by (i) solid Adjusted EBITDA growth, (ii) an improved trend in our working capital, and (iii) the implementation of a vendor financing program in Q3 2016, enabling us to extend payment terms for certain suppliers to 360 days;

■
On track to deliver on our full year 2016 outlook, while the execution of our 2020 Vision, including the synergies related to the BASE acquisition, will enable us to achieve profitable growth, targeting a 5-7% Adjusted EBITDA CAGR(b) over the 2015-2018 period.

(a) BASE refers to Telenet Group BVBA (formerly BASE Company NV), which was acquired on February 11, 2016.
(b) Compound Annual Growth Rate ("CAGR") over the 2015-2018 period.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	2

As of and for the nine months ended September 30,	2016	2015	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue (2)	1,799.9	1,359.7	32%
Operating profit	416.3	420.7	(1)%
Net profit	41.6	135.4	(69)%

Basic earnings per share	0.36	1.16	(69)%
Diluted earnings per share	0.36	1.16	(69)%

Adjusted EBITDA (3)	847.8	724.2	17%
Adjusted EBITDA margin %	47.1%	53.3%

Accrued capital expenditures (4)	417.6	248.6	68%
Accrued capital expenditures as % of revenue	23.2%	18.3%
Free Cash Flow (5)	166.7	225.2	(26)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	2,028,600	2,059,700	(2)%
Basic video (6)	297,600	356,200	(16)%
Enhanced video (7)	1,731,000	1,703,500	2%
Broadband internet (8)	1,594,300	1,556,800	2%
Fixed-line telephony (9)	1,251,000	1,204,000	4%
Mobile telephony (10)	3,020,000	977,200	209%
Postpaid	2,078,000	977,200	113%
Prepaid	942,000	—	—%

Triple-play customers	1,128,600	1,076,300	5%
Services per customer relationship (11)	2.26	2.21	2%
ARPU per customer relationship (€ / month) (11) (12)	53.2	50.5	5%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	3

Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"We celebrated the 20th anniversary of our incorporation in October, and looking back we are very proud of the evolution of Telenet for all of our shareholders. We have been at the forefront of innovation, bringing new and exciting products to our growing customer base aimed at enriching their digital lifestyle and enabling them to take full benefit of their products. Through continued process improvements and investments in our customer-focused initiatives, such as our proactive customer visits under the "Helemaal Mee Tournee", we have delivered excellent customer service. We have also been very much at the vanguard of technological innovation and continue to lead today with the upgrade of both our HFC network to a 1 GHz network and the targeted upgrade of BASE's radio access network ("RAN"). As part of our €250 million investment plan, we aim to modernize 2,800 macro sites by the end of Q1 2018, of which 400 sites are planned to be completed by the end of this year. On many occasions, we have also shaken up the market through the introduction of digital TV back in 2005, the launch of our multiple-play bundles in 2008 and our innovative mobile rate plans "King" and "Kong" in 2012, the launch of our multi-screen TV experience "Yelo Play" and more recently the launch of our innovative "WIGO" quad-play offering. As the latest addition to our long history of innovative product offerings, we introduced "WIGO" at the end of June, which combines our high-end triple-play bundles with a certain number of mobile SIMs and a shared mobile data allowance which can be shared amongst the different members of the household. At the end of September 2016, we already served 99,900 "WIGO" customers compared to around 13,000 at the end of Q2 2016. Although the uptake of "WIGO" has been particularly strong with existing subscribers, we have also experienced a very robust net inflow of mobile postpaid subscribers. As such, Telenet recorded the highest net inflow of mobile postpaid subscribers in the quarter (+64,700) since early 2013 when we still enjoyed the early benefits of our "King" and "Kong" launch, partially being offset by declines at BASE due to cannibalization from "WIGO" and structural declines in prepaid. Total net postpaid subscriber growth, including BASE, reached 52,200 in Q3 2016. For all of our fixed-line services, our net adds performance reflected somewhat higher churn rates as a result of the intensely competitive environment.
From a financial perspective, we generated revenue of €1,800 million for the first nine months of 2016, up 32% compared to the prior year period and mainly impacted by the acquisition of BASE in February this year. When adjusting for acquisitions, our rebased top line growth rate was 3% over the period. Our cable business continued to perform well with mid-single-digit revenue growth, partially offset by continued regulatory and competitive pressures on our acquired mobile business. In line with our full year 2016 outlook, our rebased revenue growth rate has started to decelerate in Q3 2016 as a result of both regulatory and competitive headwinds and a lower contribution from our "Choose Your Device" programs, which started contributing to our results as of H2 2015. In Q3 2016, we achieved revenue of €621 million, up 1% on a rebased basis. Year-to-date, we achieved €848 million of Adjusted EBITDA, up 17% and 2%, respectively on a reported and rebased basis. Our Adjusted EBITDA in both the first nine months of 2016 and 2015 included nonrecurring benefits of €6 million and €8 million, respectively, linked to the resolution of certain operational contingencies. Furthermore, we also incurred €3 million higher integration and transformation costs linked to the BASE acquisition. Excluding the nonrecurring benefits in both periods and the aforementioned integration costs, rebased growth in our Adjusted EBITDA would have been higher. In Q3 2016, our Adjusted EBITDA reached €295 million, up 3% on a rebased basis, driven by lower direct costs, lower costs related to outsourced labor and professional services and our continued focus on cost excellence. As per our full year 2016 outlook, we anticipate a lower Adjusted EBITDA contribution in Q4 2016 which typically carries the lowest margin as a result of seasonal patterns in our business. On the investment side, our accrued capital expenditures reached €418 million, or 23% of our revenue, and reflected the recognition of both the Belgian and UK Premier League broadcasting rights which have been capitalized under EU IFRS in the course of 2016. Excluding this impact, our accrued capital expenditures represented around 19% of our revenue for the first nine months of 2016 and reflected higher network investments compared to last year driven by our HFC network upgrade program and the start of our RAN upgrade program in Q3 2016. Finally, we delivered €167 million of Free Cash Flow for the first nine months of 2016. Compared to the negative Free Cash Flow we generated in Q1 2016 as a result of phased cash payments on ticking fees and taxes, unfavorable working capital trends at BASE and the cash outflow resulting from the favorable renegotiation of a contract, our Free Cash Flow performance in Q3 2016 amounted to €107 million, which is almost as robust as in Q2 2016 (€128 million) .
Having achieved rebased YTD top line and Adjusted EBITDA growth of 3% and 2%, respectively, we believe we are on track to deliver on our full year 2016 outlook. As the BASE integration is progressing with the launch of our new joint organization and our RAN upgrade program, we believe to be well equipped to achieve €220 million of annual run-rate synergies by 2020. As a result, we continue to target an Adjusted EBITDA CAGR between 5-7% over the 2015-2018 period."

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	4

1    Operational highlights

IMPORTANT REPORTING CHANGES

Free Cash Flow: In Q3 2015, we changed our Free Cash Flow definition to further align with our controlling shareholder. From July 1, 2015, Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. This adjustment had no impact on the Company’s Free Cash Flow for the prior year quarters.

ARPU per customer relationship: In Q4 2015, we changed the way we calculate the ARPU per customer relationship to further align with our controlling shareholder by excluding channel carriage revenue and including revenue from small or home office ("SoHo") customers. From Q4 2015, the ARPU per customer relationship is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. We have also applied these changes retroactively to the prior year quarters.

Reminder fees and carriage fees: In Q1 2016, we changed the way we present the billed reminder fees and carriage fees in order to further align with our controlling shareholder. As from January 1, 2016, carriage fees will  no longer be recognized as revenue, but will be netted off against our direct expenses as we consider charged carriage fees and our purchase of distributable content as a single transaction going forward. In addition, reminder fees will be recognized as revenue from January 1, 2016 as these fees are considered to represent a separately identifiable revenue stream, whereas previously reminder fees were recognized net of the related costs in our indirect expense line. The two aforementioned changes in presentation favorably impacted our revenue for the first nine months of 2016 by €11.0 million (Q1, Q2 and Q3 2016: €3.6 million, €3.7 million and €3.7 million, respectively) and our FY 2015 revenue by €13.4 million (Q1, Q2 and Q3 2015: €3.1 million, €3.5 million and €3.4 million, respectively), but did not impact our Adjusted EBITDA and cash flows. We have also applied these changes retroactively to the prior year quarters.

Expenses by nature: In Q1 2016, we changed the way we present our total expenses to align with our internal reporting framework. As a consequence, we now provide more detailed disclosure of our operating expenditure, whereas the vast majority of our operating expenses were previously predominantly captured under "network operating and service costs". Please see section 5.1 on page 19 for additional information. The representation of our expenses did not impact our Adjusted EBITDA and operating profit. We have also applied these changes retroactively to the prior year quarters.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At the end of Q3 2016, we provided our 2,156,300 unique customers with 4,873,900 subscription services ("RGUs") across our footprint of 2,973,700 homes passed in Flanders and parts of Brussels. On a product level, our RGU base consisted of 2,028,600 video, 1,594,300 broadband internet and 1,251,000 fixed-line telephony subscriptions. In addition, approximately 85% of our video subscribers had upgraded to our enhanced video platform at September 30, 2016 so they can enjoy a much richer TV experience, including access to a wider range of digital, HD and pay television sports channels, a vast library of domestic and international video-on-demand ("VOD") content both on a transactional and subscription basis and access to our over-the-top ("OTT") platform "Yelo Play". As compared to September 30, 2015, we increased our total RGU base by 1%, or 53,400 RGUs, to a total of 4,873,900 (excluding mobile telephony). We ended the third quarter of 2016 with a bundling ratio of 2.26 RGUs per customer (Q3 2015: 2.21), as 52% of our customers subscribed to a triple-play product, 21% subscribed to a double-play product and 27% subscribed to a single-play product, offering continued up-sell opportunity within our existing customer base.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	5

With the launch on June 20, 2016 of our first all-in-one converged package for families and businesses, "WIGO", we achieved an important milestone in the commercial integration of Telenet and BASE, combining both fixed and mobile into a single subscription. Priced between €100.0 and €140.0 per month (including 21% VAT), all three "WIGO" bundles include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and a mobile data allowance to be shared among individual family members. Our "WIGO" offers have been well received in the market with an active installed base of 99,900 "WIGO" subscribers at the end of September 2016, the majority of which we had an earlier customer relationship with.

During Q3 2016, we added 15,000 net subscribers to our advanced fixed services of enhanced video, broadband internet and fixed-line telephony (9M 2016: 70,600). Our leading multiple-play bundles continued to do particularly well in Q3 2016, driven by successful marketing campaigns and more specifically the launch of our "WIGO" offers at the end of June 2016. In Q3 2016, we attracted 6,200 net triple-play subscribers to reach a total of 1,128,600 triple-play subscribers (+5% year-on-year). At September 30, 2016, we also served 3,020,000 active mobile customers as compared to 977,200 a year earlier, including just over 2 million postpaid subscribers. This large increase reflects the acquisition of BASE on February 11, 2016.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, yielded €53.2 for the first nine months of 2016, up €2.7, or +5%, compared to the prior year period. Relative to Q3 2015, the ARPU per customer relationship grew 5% in Q3 2016 to €53.5. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of enhanced video customers subscribing to our “Play”, “Play More” and “Play Sports” premium entertainment services and (iii) the benefit from the selective price increase on certain fixed services as of mid-February 2016. These favorable impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

1.2    Broadband internet

At September 30, 2016, we served 1,594,300 broadband internet subscribers (+2% year-on-year), equivalent to 53.6% of the homes passed by our leading HFC network as compared to 53.1% at the end of Q3 2015. In Q3 2016, net subscriber additions for our broadband internet service reached 7,600 (9M 2016: 23,800). Our annualized churn reached 7.9% for Q3 2016 compared to 7.3% in Q3 2015, reflecting the intensely competitive environment. We currently provide downstream speeds of up to 200 Mbps for our residential “Whoppa” and "WIGO" customers and up to 240 Mbps for our “Business Fibernet 240 Plus” customers. The average download speed reached approximately 117 Mbps at the end of September 2016 compared to approximately 43 Mbps prior to the launch of our new triple-play bundles three years ago. As part of our five-year €500.0 million next-generation network upgrade program, we aim to boost the capacity of our network from 600 MHz currently to 1 GHz, enabling data download speeds of at least 1 Gbps in the future. As customers increasingly expect to enjoy seamless superfast connectivity whether at home, at work or on the move, WiFi remains one of the cornerstones of our connectivity strategy. Today, we have deployed almost 1.3 million WiFi Homespots and operate approximately 2,000 WiFi hotspots in public areas. Through our partnership with VOO in Wallonia, broadband internet customers from both cable companies can freely use the WiFi Homespots on either company’s network. In June 2016, we also entered into a strategic partnership with our majority shareholder Liberty Global. Going forward, Telenet customers can use WiFi hotspots in a certain number of European countries offered by other Liberty Global networks including amongst others Germany and the Netherlands.

1.3    Fixed-line telephony

We served 1,251,000 fixed-line telephony subscribers at September 30, 2016 (+4% year-on-year), equivalent to 42.1% of the homes passed by our network compared to 41.1% at September 30, 2015. In Q3 2016, we achieved a net inflow of 4,500 fixed-line telephony subscribers (9M 2016: 30,000), which was impacted by higher churn in the quarter attributable to the intensely competitive environment. Our annualized churn rate amounted to 8.5% in Q3 2016, which represented an increase of 90 basis points compared to the prior year period.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	6

1.4    Mobile telephony

In February 2016, we finalized the acquisition of Belgian mobile operator BASE. As a result, we now serve a total of 3,020,000 active mobile subscribers, including 2,078,000 postpaid subscribers. The remaining mobile subscribers receive prepaid mobile services under the BASE brand and various branded reseller contracts, including JIM Mobile amongst others. We added a solid 52,200 net mobile postpaid subscribers in Q3 2016 (9M 2016: 101,500), despite the intensely competitive environment. Thanks to the strong uptake of our "WIGO" offers, Telenet had its best quarter in terms of net postpaid subscriber additions (+64,700) since early 2013 when we were still enjoying the early benefits of our "King" and "Kong" launch. This robust growth was partially offset by negative subscriber additions at BASE, impacted by the success of our "WIGO" offers and continued structural declines in our prepaid business. Including prepaid mobile subscribers, our total mobile subscriber base increased by 12,100 in Q3 2016 compared to Q2 2016, driven by our solid postpaid subscriber additions of 52,200, which were only partly offset by a net loss of 40,100 mobile prepaid subscribers.

Our blended mobile ARPU equaled €21.4 in Q3 2016, including interconnection. The 3.5% decrease compared to the prior year period was primarily driven by (i) the launch of "WIGO", (ii) continued pressure on SMS usage and out-of-bundle revenue, and (iii) lower revenue generated on average by our prepaid customers.

1.5    Video

ENHANCED VIDEO
At September 30, 2016, approximately 85% of our video customers subscribed to our enhanced video services, so they can access a much richer TV experience. This translated into 1,731,000 enhanced video customers at September 30, 2016, as we added 2,900 net subscribers in Q3 2016 (9M 2016: 16,800). At September 30, 2016, approximately 26% of our enhanced video subscribers were actively using our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and abroad through our WiFi Homespots and hotspots. At September 30, 2016, our subscription VOD packages “Play” and “Play More” had 340,700 customers, up 39% compared to the prior year period and driven in part by temporary promotions and the continued success of our own proprietary local television series "Chaussée d'Amour". "Chausseé d'Amour" was downloaded over 1.1 million times since its launch in mid May, making it the most popular season of a fiction series ever on Telenet's VOD services. Approximately 60% of streamers watched the complete series, with 23% binge-watching it in just one week. In October 2016, Telenet announced "De Dag", its next major local fiction project, airing first at Telenet and later on the commercial free-to-air broadcaster VIER in the course of 2018.

“Play Sports” combines domestic and foreign football with other major sport events including golf, Formula One racing, volleyball, basketball and hockey. In addition, “Play Sports” features unrestricted 7-day catch-up TV, while the accompanying “Play Sports” app enables a TV anywhere/anytime experience across a myriad of devices and ecosystems, enriched with live updated statistics and match summaries. In Q1 2016, we successfully extended the exclusive UK Premier League broadcasting rights for another three seasons and recently renewed the exclusive Formula One broadcasting rights for the next four seasons up to 2019 included. At September 30, 2016, 229,600 customers subscribed to our sports pay television channels, an increase of 7% compared to the prior year period. Compared to the prior quarter, our "Play Sports" customer base increased slightly as the Belgian football season started at the end of July 2016.

TOTAL VIDEO
Relative to June 30, 2016, subscribers to our total basic and enhanced video services decreased by 8,400 (9M 2016: 26,200) to 2,028,600 at September 30, 2016. The sequential decrease reflects the impact of the increased competitive environment and Q3 typically showing higher churn as a result of the "Back to School" campaigns in the market. The aforementioned organic loss rate excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the historical video penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the domestic TV market, we anticipate further churn of total video subscribers, offset by further growth in multiple-play subscribers, generating a higher ARPU relative to the basic video ARPU.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	7

2    Financial highlights

2.1    Revenue

For the first nine months of 2016, we generated revenue of €1,799.9 million, representing a 32% increase compared to the prior year period when we produced revenue of €1,359.7 million. Our reported revenue increase was primarily driven by the contribution from BASE, which we acquired on February 11, 2016. On a rebased basis, we achieved revenue growth of 3% for the first nine months of 2016. Our cable business delivered solid mid-single-digit revenue growth for the first nine months of 2016 driven by (i) 4% higher cable subscription revenue as a result of a 5% increase in our triple-play subscribers, continued growth for our entertainment propositions and the favorable impact from the February 2016 price adjustments, partially offset by a growing proportion of bundle-related discounts, (ii) higher business services revenue and (iii) improved other revenue, primarily due to increased standalone handset sales as compared to the prior year period and the impact of our "Choose Your Device" programs launched mid-2015. The continued robust performance of our cable business was partly offset by continued pressure on our acquired mobile business, impacted by (i) lower usage-related revenue across our prepaid subscriber base, (ii) lower roaming revenue due to the new EU regulation, and (iii) lower interconnection revenue.

In Q3 2016, our revenue was €621.3 million, up 35% year-on-year on a reported basis, reflecting the impact from the February 2016 BASE acquisition. On a rebased basis, we achieved top line growth of 1% in the quarter as compared to Q3 2015. In line with our full year 2016 outlook, our rebased top line growth rate decelerated in Q3 2016 versus the 4% we delivered in H1 2016 as a result of both adverse regulatory and competitive impacts and as the prior year period already showed a revenue uplift from the introduction of our "Choose Your Device" programs.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which includes, amongst others, (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports”, and (iii) transactional and broadcasting-on-demand services. For the first nine months of 2016, our video revenue amounted to €425.0 million (Q3 2016: €141.0 million) compared to €412.6 million for the prior year period. This 3% increase was driven by higher recurring set-top box rental fees and growth in our premium subscription VOD business, partly offset by a gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €426.3 million for the first nine months of 2016 (Q3 2016: €144.1 million) and was up 5% compared to the prior year period when we recorded broadband internet revenue of €407.8 million. Our revenue growth was driven by 2% growth in our subscriber base and the benefit from the aforementioned February 2016 price increase, which were partially offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the first nine months of 2016, our fixed-line telephony revenue increased 7% to €182.5 million (Q3 2016: €61.2 million) compared to €169.8 million for the prior year period. Our revenue growth was driven by a 4% increase in fixed-line telephony subscribers and the benefit from the aforementioned February 2016 price increase, partly offset by a growing proportion of bundle discounts and lower traffic.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our mobile telephony subscribers and out-of-bundle revenue, but excludes both the interconnection revenue generated by these customers and revenue earned from handset sales and revenue recognized under our "Choose Your Device" programs. For the first nine months of 2016, we generated mobile telephony revenue of €413.0 million (Q3 2016: €155.6 million), up €259.8 million compared t

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	8

o the prior year period. This robust 170% year-on-year revenue increase reflected the acquisition of BASE, which was effective February 11, 2016. On a rebased basis, our mobile telephony revenue decreased 1% with continued postpaid subscriber growth being offset by (i) lower usage-related revenue per user, (ii) lower roaming revenue due to changed EU Regulation, and (iii) the impact of our "Choose Your Device" programs as this revenue is recognized under our other revenue.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business, as well as (iii) value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €90.3 million for the first nine months of 2016 (Q3 2016: €29.7 million), which was up 9% compared to the prior year period on a rebased basis. Our B2B revenue growth was primarily driven by (i) higher revenue from carrier services for mobile, (ii) higher security-related revenue and (iii) higher revenue from business connectivity solutions.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers, (ii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iii) product activation and installation fees, and (iv) set-top box sales revenue. Other revenue reached €262.8 million for the first nine months of 2016 (Q3 2016: €89.7 million), up 2% on a rebased basis driven by higher revenue from the sale of standalone handsets versus the prior year period largely attributable to the impact of our "Choose Your Device" programs launched mid-2015.

2.2    Expenses

For the first nine months of 2016, we incurred total expenses of €1,383.6 million, representing an increase of 47% compared to the prior year period when we incurred total expenses of €939.0 million. On a rebased basis, total expenses increased 5% for the first nine months of 2016. Our total expenses for both the first nine months of 2016 and 2015 included nonrecurring benefits of €6.0 million and €7.6 million, respectively, linked to the resolution of certain operational contingencies associated with the settlement of our Full-MVNO Arrangement with Orange Belgium in Q2 2016 and the resolution of a contingency associated with universal obligations in Q2 2015. In addition, we incurred €2.9 million higher integration and transformation costs for the first nine months of 2016 compared to the prior year period linked to the BASE acquisition. Our total operating expenses represented approximately 77% of our revenue for the first nine months of 2016. Cost of services provided as a percentage of our revenue represented approximately 57% for the first nine months of 2016, while selling, general and administrative expenses represented approximately 20% of our total revenue for the first nine months of 2016.

In Q3 2016, our total expenses reached €476.7 million, up 50% compared to the prior year period, and reflecting the impact from the BASE acquisition. On a rebased basis, our total expenses increased a modest 2% with higher depreciation and amortization charges and higher network operating expenses being partially offset by lower direct costs and lower expenses related to outsourced labor and professional services.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €104.6 million for the first nine months of 2016 (Q3 2016: €39.7 million) compared to €51.0 million for the first nine months of 2015 (+105% year-on-year) and primarily reflected the effects of the BASE acquisition. On a rebased basis, our network operating expenses increased 11% year-on-year for the first nine months of 2016 as a result of (i) higher network equipment maintenance, (ii) higher electricity costs partially due to changes in local legislation, and (iii) higher pole rental charges. During the quarter, our network operating expenses were also impacted by a nonrecurring provision for the early termination of an outsourced services contract, without which rebased growth in our network operating expenses would have been lower.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, (ii) handset sales and subsidies and (iii) programming and copyrights. For the first nine months of 2016, our direct costs represented €445.0 million (Q3 2016: €153.2 million), up 42% compared to the prior year period and mainly impacted by the BASE acquisition. On a rebased basis, our direct costs remained broadly flat for the first nine months of 2016, which included the aforementioned nonrecurring benefit of €6.0 million linked to the settlement of our Full-MVNO Agreement with Orange Belgium in Q2 2016. Excluding this

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	9

favorable impact, our direct costs would have increased relative to the prior year period, reflecting higher content-related expenses as a result of our connected entertainment strategy and higher costs related to handset sales, partially offset by substantially lower handset subsidies and lower interconnection expenses, including our MVNO-related costs. In Q3 2016, our direct costs were down 3% on a rebased basis compared to the prior year period with higher content-related expenses as mentioned above being more than offset by lower interconnection expenses and lower costs for both handset sales and subsidies compared to last year.

STAFF-RELATED EXPENSES
Staff-related expenses increased €57.1 million to €187.5 million for the first nine months of 2016 (Q3 2016: €63.4 million) and reflected (i) the acquisition of BASE, (ii) the effect of the mandatory wage indexation since early 2016 and (iii) modest growth in our combined employee base.

SALES AND MARKETING EXPENSES
Sales and marketing expenses for the first nine months of 2016 reached €68.9 million (Q3 2016: €21.5 million) compared to €48.4 million for the prior year period. On a rebased basis, our sales and marketing expenses increased €2.3 million year-on-year for the first nine months of 2016 reflecting our (i) "Vollenbak Voordelen" campaigns in the first half of 2016, (ii) the successful launch of our innovative quad-play offering "WIGO" at the end of June this year, and (iii) targeted mobile marketing campaigns at BASE. Relative to Q3 2015, our sales and marketing expenses decreased 9% on a rebased basis in Q3 2016 mainly as a result of phasing in some of our campaigns compared to last year.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €35.1 million (Q3 2016: €9.1 million) for the first nine months of 2016 compared to €29.0 million for the first nine months of 2015. On a rebased basis, costs related to outsourced labor and professional services increased €2.5 million, or 8%, year-on-year for the first nine months of 2016, including amongst other items €2.9 million higher costs linked to the integration of BASE. On a rebased basis, costs related to outsourced labor and professional services decreased €3.9 million, or 30%, year-on-year in Q3 2016. This mainly reflected lower consultancy spend as well as €2.2 million lower integration and transformation costs compared to Q3 last year.

OTHER INDIRECT EXPENSES
Our other indirect expenses reached €111.0 million the first nine months of 2016 (Q3 2016: €39.1 million), up 77% compared to the prior year period and impacted by the BASE acquisition. Moreover, other indirect expenses for the first nine months of 2015 included a nonrecurring €7.6 million benefit linked to the resolution of a contingency associated with universal service obligations. On a rebased basis, other indirect expenses for the first nine months of 2016 were broadly stable compared to the nine months ended September 30, 2015 on a rebased basis. For the first nine months of 2016, other indirect expenses represented around 6% of total revenue.

DEPRECIATION AND AMORTIZATION, INCL. GAINS ON DISPOSAL OF PROPERTY AND EQUIPMENT AND OTHER INTANGIBLE ASSETS
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, reached €414.3 million for the first nine months of 2016 (Q3 2016: €144.4 million) compared to €288.9 million for the nine months ended September 30, 2015. This increase primarily reflected the impacts from the BASE acquisition and higher depreciation expenses related to set-top boxes and IT.

2.3    Adjusted EBITDA and operating profit

For the first nine months of 2016, we realized Adjusted EBITDA of €847.8 million, up 17% compared to the prior year period when we produced Adjusted EBITDA of €724.2 million. Our Adjusted EBITDA for the first nine months of 2016 included the effects of BASE from February 11, 2016, as mentioned above. For the first nine months of 2016, we achieved rebased Adjusted EBITDA growth of 2%. Our Adjusted EBITDA for both the first nine months of 2016 and 2015 included nonrecurring benefits of €6.0 million and €7.6 million, respectively, as mentioned above. Our Adjusted EBITDA growth for the first nine months of 2016 was adversely impacted by €2.9 million higher integration and transformation costs linked to the integration of BASE as compared to last year. Excluding the impact from nonrecurring benefits in both periods and excluding the aforementioned integration costs, rebased growth in our Adjusted EBITDA would have been higher. Our Adjusted EBITDA margin reached 47.1% for the first nine months of 2016 compared to 53.3% on a reported basis for the first nine months of 2015. This decline was mainly driven by a higher proportion of lower-margin mobile business, including BASE's contribution since the acquisition, and premium content revenue in our overall mix, as well as higher costs associated with the integration of BASE.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	10

In Q3 2016, our Adjusted EBITDA was €295.3 million, up 22% compared to the €242.8 million we generated in Q3 2015. In Q3 2016, we achieved rebased Adjusted EBITDA growth of 3% year-on-year. Both relative to Q1 and Q2 2016, rebased growth in our Adjusted EBITDA firmed on the back of lower direct costs, a phasing of our sales and marketing expenses and lower costs related to outsourced labor and professional services, including €2.2 million lower integration and transformation costs compared to Q3 last year. In line with our full year 2016 outlook, we anticipate our rebased Adjusted EBITDA growth rate to contract in Q4 which is typically the lowest margin quarter due to seasonal patterns in our business. Our Adjusted EBITDA margin in Q3 2016 reached 47.5% compared to 53.1% on a reported basis in Q3 2015.

Exhibit 1: Reconciliation between Adjusted EBITDA and total profit for the period (unaudited)

(en millions €)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2016	2015	Change %	2016	2015	Change %

Adjusted EBITDA	295.3	242.8	22%	847.8	724.2	17%
Adjusted EBITDA margin	47.5%	53.1%		47.1%	53.3%

Share based compensation	(3.3)	(1.9)	74%	(8.0)	(8.6)	(7)%
Operating charges related to acquisitions or divestitures	(0.7)	(2.3)	(70)%	(7.1)	(6.4)	11%
Restructuring gains (charges)	(2.3)	(0.1)	N.M.	(2.1)	0.4	N.M.

EBITDA	289.0	238.5	21%	830.6	709.6	17%

Depreciation, amortization and impairment	(144.4)	(95.9)	51%	(414.3)	(288.9)	43%

Operating profit	144.6	142.6	1%	416.3	420.7	(1)%

Net finance expense	(79.2)	(118.1)	(33)%	(325.9)	(196.7)	66%
Share of the result of equity accounted investees	(0.7)	(1.5)	(53)%	(2.6)	(3.7)	(30)%
Income tax expense	(3.5)	(11.9)	(71)%	(46.2)	(84.9)	(46)%

Profit for the period	61.2	11.1	451%	41.6	135.4	-69%

N.M. - Not Meaningful

We generated operating profit of €416.3 million for the first nine months of 2016 (Q3 2016: €144.6 million), which was down €4.4 million, or (1)%, compared to the prior year period when our operating profit reached €420.7 million and was impacted by a 43% increase in depreciation and amortization charges.

2.4    Net result

FINANCE INCOME AND EXPENSES
For the first nine months of 2016, net finance expenses totaled €325.9 million compared to €196.7 million of net finance expenses incurred for the first nine months of 2015. For the first nine months of 2016, we incurred a €117.0 million non-cash loss on our derivative financial instruments, as compared to a €19.8 million non-cash gain during the first nine months of 2015, due to a continued decline of the € forward swap curve. In addition, we also incurred a €16.9 million loss on the extinguishment of debt following the June 2016 repayment of certain Senior Secured Notes due 2021 for an aggregate amount of €700.0 million, whereas in 2015 we incurred a €30.8 million loss on the extinguishment of debt following the repayment of the €500.0 million Senior Secured Notes due 2020. Our net interest expense, foreign exchange loss and other finance expense increased 3% from €187.3 million for the first nine months of 2015 to €192.3 million for the first nine months of 2016, reflecting the impact from our higher average outstanding debt balance compared to the prior year period.

In Q3 2016, net finance expenses were €79.2 million compared to €118.1 million in Q3 2015 when we incurred a €30.8 million loss on extinguishment of debt following the repayment of the €500.0 million Senior Secured Notes due 2020 in August 2015.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	11

INCOME TAXES
We recorded income tax expense of €46.2 million for the first nine months of 2016 (Q3 2016: €3.5 million) compared to income tax expense of €84.9 million for the first nine months of 2015, a decrease of 46% year-on-year, reflecting a further improvement to our financial organization and larger temporary differences on derivative liabilities.

NET INCOME
We realized net income of €41.6 million for the first nine months of 2016 compared to €135.4 million in the prior year period. Our net income was impacted by a €117.0 million net loss on our derivative financial instruments for the first nine months of 2016 versus a gain of €19.8 million for the first nine months of 2015. In Q3 2016, we recorded net income of €61.2 million compared to €11.1 million in Q3 2015 when we incurred a €30.8 million loss on the extinguishment of debt following the prepayment of the €500.0 million Senior Secured Notes due 2020 in August 2015.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the first nine months of 2016, our operations yielded €518.3 million of net cash compared to €498.3 million we generated during the prior year period. The net cash generated by our operating activities increased 4% year-on-year as a result of robust underlying Adjusted EBITDA growth and improved trend in our working capital. This improvement was only partially offset by (i) €29.3 million higher cash interest expenses relative to the prior year period as a result of our increased indebtedness and the payment of €18.7 million ticking fees linked to the BASE acquisition in Q1 2016, (ii) €14.4 million higher cash taxes paid compared to last year and (iii) a nonrecurring €23.5 million cash outflow in Q1 2016 following a favorable contract renegotiation. In Q3 2016, we realized €233.3 million of net cash from operating activities, representing a 3% decrease compared to the preceding quarter. This result was due to higher cash interest expense as a result of certain refinancing transactions completed during Q2 2016, which more than offset the solid Adjusted EBITDA growth and improved working capital trend in the quarter.
NET CASH USED IN INVESTING ACTIVITIES
We used €1,527.7 million of net cash in investing activities for the first nine months of 2016 (Q3 2016: €121.6 million)compared to €323.6 million of net cash used in investing activities for the first nine months of 2015. The strong year-on-year increase in net cash used in investing activities was primarily driven by the acquisition of BASE for €1,180.6 million net of cash acquired, which closed on February 11, 2016. The net cash used in investing activities for the first nine months of 2016 also includes cash payments for our capital expenditures, including a cash payment for the Belgian football broadcasting rights covering the second leg of the previous 2015-2016 season and the first leg of the current 2016-2017 season, respectively. In Q3 2016, we also implemented a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in-cost. At September 30, 2016, we had €7.6 million of assets acquired through capital-related vendor financing, favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
FREE CASH FLOW
For the first nine months of 2016, we generated Free Cash Flow of €166.7 million, including a total €9.4 million benefit from our vendor financing program , compared to €225.2 million for the first nine months of 2015. Our year-to-date Free Cash Flow performance was impacted by higher cash capital expenditures as a result of the consolidation of BASE, which was only partially offset by solid growth in our net cash from operating activities. In Q3 2016, our Free Cash Flow reached €107.4 million, up 34% compared to Q3 2015 when we achieved Free Cash Flow of €80.1 million. Compared to the preceding quarter, we delivered lower Free Cash Flow as a result of higher cash interest expenses as mentioned above and higher cash capital expenditures compared to Q2 2016.
NET CASH FROM (USED IN) FINANCING ACTIVITIES
The net cash from financing activities was €755.0 million for the first nine months of 2016 compared to €67.6 million of net cash used in financing activities for the first nine months of 2015. Our net cash from financing activities for the first nine months of 2016 mainly reflected the aggregate draw-down of €1,217.0 million from certain debt facilities in February 2016 related to the acquisition of BASE and the issuance of a new USD 850.0 million Term Loan in May 2016. The net proceeds from this new Term Loan were used in June 2016 to repay the €300.0 million Senior Secured Fixed Rate Notes due February 2021 and the €400.0 million Senior Secured Floating Rate Notes due June 2021. In addition to the aforementioned €700.0 million debt repayment, we also repaid €382.0 million of outstanding amounts under our revolving credit facilities from our excess cash balance throughout Q2 and Q3 2016. Furthermore, our net cash from financing activities for the first ni

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	12

ne months of 2016 was impacted by (i) €47.8 million spent under the Share Repurchase Program 2016, (ii) a nonrecurring €9.9 million payment reflecting the call premium for the voluntary Senior Secured Notes repayment, and (iii) a payment of €10.7 million for the early termination of certain derivative financial contracts linked to the €400.0 million Senior Secured Floating Rate Notes mentioned above. The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments.
In Q3 2016, the net cash used in financing activities was €105.0 million compared to €18.5 million used in Q3 2015. The Q3 2016 amount includes the voluntary net repayment of €85.0 million of outstanding amounts under our revolving credit facilities and €7.8 million used for the Share Repurchase Program 2016 which ended in August. The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments.
2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of September 30, 2016, we carried a total debt balance (including accrued interest) of €4,656.6 million, of which (i) €2,949.0 million principal amount is owed under our 2015 Amended Senior Credit Facility, including €35.0 million outstanding under our revolving credit facilities related to amounts drawn in connection with the BASE acquisition in February 2016 and (ii) €1,230.0 million principal amount is related to the Senior Secured Notes with maturities ranging from 2022 through 2027. Our total debt balance at September 30, 2016 also included (i) €31.1 million for the outstanding portion of the 3G mobile spectrum including accrued interest and (ii) €9.4 million of short-term debt related to our vendor financing program as mentioned above. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
In February 2016, we drew three debt facilities under the 2015 Amended Senior Credit Facility for the financing of the BASE acquisition for an aggregate amount of €1,217.0 million, including (i) €800.0 million under Term Loan AA with a maturity of June 30, 2023 and a 3.50% margin over EURIBOR, (ii) €217.0 million under Revolving Credit Facility X with a maturity of September 30, 2020 and a 2.75% margin over EURIBOR, and (iii) €200.0 million under Revolving Credit Facility Z with a maturity of June 30, 2018 and a 2.25% margin of EURIBOR. In Q2 2016, we repaid €217.0 million under Revolving Credit Facility X, fully repaying the amounts we had drawn in February. In addition, we repaid and subsequently cancelled €80.0 million under Revolving Credit Facility Z in Q2 2016 and in Q3 2016 we repaid another €85.0 million under this facility. The balance of €35.0 million has been repaid in October. As such, all the outstanding amounts under our revolving credit facilities used for the BASE acquisition have now been fully repaid.
In May 2016, we successfully issued a USD 850.0 million Term Loan (“Facility AD”) due June 30, 2024. Facility AD bears interest at 3.50% over LIBOR (with a 75 basis points floor) and was issued at 99.5% of par. We drew Term Loan AD on June 14, 2016 and entered into several cross-currency interest swap transactions at that time to hedge both our underlying currency and floating interest rate exposure. We used the net proceeds from these transactions on June 15, 2016 to prepay the following credit facilities under the existing Senior Credit Facility: (i) Facility O, of which Telenet Finance III Luxembourg S.C.A. (“TFL III”) was the lender, and (ii) Facility P, of which Telenet Finance IV Luxembourg S.C.A. (“TFL IV”) was the lender. TFL III and TFL IV in turn used the proceeds from the prepayment of Facility O and Facility P to redeem the associated €300.0 million Senior Secured Notes due 2021 and the €400.0 million Senior Secured notes due 2021, respectively. As a result, we face no debt maturities before June 2022 as the short-term revolving credit facilities have been repaid in October 2016.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	13

DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at September 30, 2016.
Exhibit 2: Debt maturity table as of September 30, 2016

	Total Facility as per		Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	September 30, 2016
	(€ in millions)
2015 Amended Senior Credit Facility
Term Loan W	474.1		474.1	—	June 30, 2022	Floating | 3-month EURIBOR (0% floor) + 3.25%	Quarterly (Jan., April, July, Oct.)
Term Loan Y	882.9		882.9	—	June 30, 2023	Floating | 3-month EURIBOR (0% floor) + 3.50%	Quarterly (Jan., April, July, Oct.)
Term Loan AA	800.0		800.0	—	June 30, 2023	Floating | 3-month EURIBOR (0% floor) + 3.50%	Quarterly (Jan., April, July, Oct.)
Term Loan AD	757.0	757.0	757.0	—	June 30, 2024	Floating | 3-month USD LIBOR (0.75% floor) + 3.50%	Quarterly (March, June, Sept., Dec.)
Revolving Credit Facility (Facility X)	381.0		—	381.0	September 30, 2020	Floating | 1-month EURIBOR (0% floor) + 2.75%	Not applicable
Revolving Credit Facility (Facility Z)	120.0		35.0	85.0	June 30, 2018	Floating | 1-month EURIBOR (0% floor) + 2.25%	Weekly
Overdraft Facility	25.0	—	—	25.0	Undefined	Floating | 1-month EURIBOR (0% floor) + 1.60%	Quarterly (Jan., April, July, Oct.)

Senior Secured Fixed Rate Notes
€450 million Senior Secured Notes due 2022	450.0		450.0	—	August 15, 2022	Fixed | 6.25%	Semi-annually (Feb. and Aug.)
€250 million Senior Secured Notes due 2024	250.0		250.0	—	August 15, 2024	Fixed | 6.75%	Semi-annually (Feb. and Aug.)
€530 million Senior Secured Notes due 2027	530.0		530.0	—	July 15, 2027	Fixed | 4.875%	Semi-annually (Jan. and July)

Total notional amount	4,670.0		4,179.0	491.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At September 30, 2016, we held €22.9 million of cash and cash equivalents compared to €277.3 million at December 31, 2015. The marked decrease in our cash balance compared to December 31, 2015 was primarily due to the €382.0 million aggregate amount repaid under our revolving credit facilities, as mentioned above. In addition, we used €137.6 million of net cash for the BASE acquisition, including the cash settlement of financing-related ticking fees and associated arrangement fees resulting from the issuance of certain debt facilities in April 2015, offset by €141.3 million of cash acquired. We also paid €92.0 million of cash taxes over the first nine months of the year and used €47.8 million of net cash for share repurchases under our Share Repurchase Program 2016, while paying €23.5 million to a counterparty following the 2015 renegotiation of a contract. Currently, we have access to €381.0 million and €120.0 million of available commitments under Revolving Credit Facility X and Revolving Credit Facility Z, respectively, subject to compliance with the covenants mentioned below. In addition, we entered into a €25.0 million banking overdraft facility in September 2016, allowing for a faster repayment of the drawn amounts under our revolving credit facilities.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	14

NET LEVERAGE RATIO
As of September 30, 2016, the outstanding balance of our consolidated total borrowings and total cash and cash equivalents - as defined under our 2015 Amended Senior Credit Facility - resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.4x. As per our 2015 Amended Senior Credit Facility, our Consolidated Annualized EBITDA as of Q3 2016 includes certain unrealized synergies with regards to the BASE acquisition. On a sequential basis, our net leverage ratio improved from 3.9x at June 30, 2016 to 3.4x at September 30, 2016 as a result of the inclusion of the unrealized synergies and growth in our Consolidated Annualized EBITDA as mentioned above. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. Please refer to footnote 17 on page 24 for detailed information about the definition of our net leverage ratio.
2.7    Capital expenditures

Accrued capital expenditures reached €417.6 million for the first nine months of 2016, representing approximately 23% of our revenue versus approximately 18% for the first nine months of 2015, and included €77.7 million of recurring accrued capital expenditures for BASE. Our accrued capital expenditures for both the first nine months of 2016 and 2015 reflected the recognition of the Jupiler Pro League broadcasting rights for the 2016-2017 and 2015-2016 seasons, respectively. In addition, our accrued capital expenditures for the first nine months of 2016 reflected the extension of the exclusive UK Premier League broadcasting rights for the next three seasons as of the 2016-2017 season. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the season progresses. Excluding these broadcasting rights, our accrued capital expenditures represented around 19% of our revenue for the first nine months of 2016 and around 16% for the prior year period.

Set-top box related capital expenditures increased €12.2 million from €7.3 million for the first nine months of 2015 to €19.5 million for the first nine months of 2016, reflecting the underlying growth in our enhanced video subscriber base and underlying inventory effects. For the first nine months of 2016, set-top box related capital expenditures represented approximately 6% of our total accrued capital expenditures excluding the aforementioned football broadcasting rights.

Capital expenditures for customer installations totaled €54.5 million for the first nine months of 2016, or approximately 16% of total accrued capital expenditures excluding the aforementioned football broadcasting rights. The 21% year-on-year increase in our customer installations capital expenditures reflected continued net subscriber growth for our advanced services of broadband internet, enhanced video and fixed-line telephony and included higher costs related to our proactive customer visits.

Accrued capital expenditures for network growth and upgrades amounted to €147.3 million for the first nine months of 2016, and represented approximately 44% of total accrued capital expenditures excluding the aforementioned football broadcasting rights. The 75% increase versus the prior year period reflected the effects from the BASE acquisition and the start of our mobile radio access network ("RAN") upgrade program at the end of Q3 2016. In addition, the higher spend compared to the prior year period was also driven by higher investments in our HFC network as part of our €500.0 million five-year network investment program “De Grote Netwerf”.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €196.3 million for the first nine months of 2016 compared to €112.1 million for the first nine months of 2015 and were impacted by the recognition of the aforementioned football broadcasting rights.

This implies that approximately 66% of our accrued capital expenditures for the first nine months of 2016 were scalable and subscriber growth related excluding the aforementioned football broadcasting rights. Going forward, we will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

In Q3 2016, our accrued capital expenditures amounted to €114.1 million compared to €87.5 million in Q3 2015, and reflected the acquisition of BASE on February 11, 2016 (Q3 2016: €42.8 million). Our capital expenditures in Q3 2016 represented around 18% of our revenue. Compared to the preceding quarter, our accrued capital expenditures remained broadly stable in Q3 2016 with increased investments in the upgrade of the BASE mobile network being offset by lower set-top box related capital expenditures and customer installations.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	15

3    Outlook and other information

3.1    Outlook

2016 will be a pivotal year in our Company's history as we continue to drive further business growth, whilst ensuring a smooth BASE integration and laying the further foundations for healthy profitable growth in the future. In conjunction with the announcement of our Q1 2016 results and our Capital Markets Day end of April 2016, we presented our 2020 Vision. As part of our 2020 Vision, we aim to be the leading converged connected entertainment and business solutions provider in Belgium.

Our strategic plan focuses on four distinct pillars.

•
First, we aspire to offer seamless converged connected entertainment services to all our residential customers, both at home and on-the-go, through our fixed, WiFi and mobile networks, while aiming to provide a great customer experience.

•
Second, we target to achieve a higher market share in the business market with a clear focus on all segments including small and medium-sized companies ("SME"), small offices and home offices ("SOHO") and large corporates. Through a combination of reliable superfast connectivity solutions, value-added services and a customer-centric approach, we aim to reap the untapped potential of the B2B market.

•
Third, we will continue to invest in our leading HFC network increasing the spectrum bandwidth capacity to 1 GHz and therefore enabling data download speeds of at least 1 Gbps. At the same time, we will accelerate investments in BASE's mobile infrastructure, including site upgrades/extensions and increased fiber backhaul. Through our integrated network, we will be better positioned to capture the growth opportunities in a converging world.

•
Fourth, we will ensure a smooth integration of BASE and are pleased to see that we're running ahead of our plans. We plan to invest in BASE's mobile network in order to secure profitable growth going forward. Hence, we reconfirm total integration costs of €300.0 million (including €250.0 million of network-related investments) as communicated during our Capital Markets Day end of April 2016. This will allow us to generate €220.0 million of annual run-rate synergies by 2020 with around 70% driven by MVNO-related synergies.

Our strategic plan is expected to translate into healthy organic rebased Adjusted EBITDA growth over the next few years as we target 5-7% growth over the 2015-2018 period. Rebased Adjusted EBITDA growth will be driven by (i) profitable growth in our fixed and mobile connectivity businesses, (ii) our continued focus on cost excellence and operating leverage, and (iii) the aforementioned synergies from the BASE acquisition. As around 70% of the targeted synergies are MVNO-related, they will only really start to kick in once the current MVNO Agreement has ended and hence drive faster Adjusted EBITDA growth in the years thereafter.

This year, our rebased growth rates will be impacted by (i) the consolidation of BASE's declining mobile-only business, (ii) an increased competitive and regulatory environment, and (iii) the costs associated with the BASE integration. Having achieved 3% and 2% rebased revenue and Adjusted EBITDA growth, respectively, over the first nine months of 2016, we reconfirm our full year 2016 outlook as presented on April 28, 2016 and as shown in the table below. Compared to the rebased growth rates achieved over the first nine months of 2016, we believe both our top line and Adjusted EBITDA growth will be lower in Q4 2016 as a result of (i) both regulatory and competitive headwinds, (ii) a lower contribution from our "Choose Your Device" programs, which started contributing to our results as of H2 2015, and (iii) seasonally higher sales and marketing expenses in the year-end quarter.

Exhibit 3: Outlook FY 2016

Outlook FY 2016
Revenue growth (rebased)	Up to 2%
Adjusted EBITDA growth (rebased)	Stable
Accrued capex, as a % of revenue	Around 23%(1)
Free Cash Flow	€175.0 - €200.0 million(2)
(1) Excluding the recognition of Belgian football broadcasting rights and the UK Premier League.
(2) Assuming the tax payment on our 2015 tax return will not occur until early 2017.

3.2    Subsequent events

There were no significant events subsequent to September 30, 2016, that would require adjustment to or disclosure in the financial information included in this press release.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	17

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Sep 2016	Sep 2015	Change %

Total Services - Combined Network

Homes passed (13)	2,973,700	2,930,800	1%

Video
Basic video (6)	297,600	356,200	(16)%
Enhanced video (7)	1,731,000	1,703,500	2%
Total video	2,028,600	2,059,700	(2)%

Internet
Residential broadband internet	1,480,300	1,489,400	(1)%
Business broadband internet	114,000	67,400	69%
Total broadband internet (8)	1,594,300	1,556,800	2%

Fixed-line telephony
Residential fixed-line telephony	1,181,600	1,161,600	2%
Business fixed-line telephony	69,400	42,400	64%
Total fixed-line telephony (9)	1,251,000	1,204,000	4%

Total services (14)	4,873,900	4,820,500	1%

Churn (15)

Video	7.6%	7.0%
Broadband internet	7.9%	7.3%
Fixed-line telephony	8.5%	7.6%

Customer relationship information

Triple-play customers	1,128,600	1,076,300	5%
Total customer relationships (11)	2,156,300	2,180,000	(1)%
Services per customer relationship (11)	2.26	2.21	2%
ARPU per customer relationship (in € / month) (11) (12)	53.5	50.9	5%

During 2015, we reclassified 85,000 residential broadband internet subscribers to business broadband internet subscribers, of which 25,100 in Q2 2015. We also reclassified 44,700 residential fixed-line telephony subscribers to business fixed-line telephony subscribers, of which 24,000 in Q2 2015. We did not apply all reclassification adjustments retroactively to the prior year quarters.

As of and for the three months ended	Sep 2016	Sep 2015	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,078,000	977,200	113%
Prepaid subscribers	942,000	—	—%
Total mobile subscribers (10)	3,020,000	977,200	209%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	18

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2016	2015	Change %	2016		2015	Change %
Profit for the period
Revenue

Revenue	621.3	461.0	35%	1,799.9		1,359.7	32%

Expenses

Cost of services provided	(354.4)	(249.9)	42%	(1,021.6)		(748.5)	36%

Gross profit	266.9	211.1	26%	778.3		611.2	27%

Selling, general & administrative expenses	(122.3)	(68.5)	79%	(362.0)		(190.5)	90%

Operating profit	144.6	142.6	1%	416.3		420.7	(1%)

Finance income	—	0.7	(100%)	0.3		21.4	(99%)
Net interest income and foreign exchange gain	—	0.7	(100%)	0.3		1.6	(81%)
Net gain on derivative financial instruments	—	—	—%	—		19.8	(100%)
Finance expenses	(79.2)	(118.8)	(33%)	(326.2)		(218.1)	50%
Net interest expense, foreign exchange loss and other finance expenses	(48.4)	(67.8)	(29%)	(192.3)		(187.3)	3%
Net loss on derivative financial instruments	(30.8)	(20.2)	52%	(117.0)		—	—%
Loss on extinguishment of debt	—	(30.8)	(100%)	(16.9)		(30.8)	(45%)
Net finance expense	(79.2)	(118.1)	(33%)	(325.9)		(196.7)	66%
Share of the result of equity accounted investees	(0.7)	(1.5)	(53%)	(2.6)		(3.7)	(30%)

Profit before income tax	64.7	23.0	181%	87.8		220.3	(60%)

Income tax expense	(3.5)	(11.9)	(71%)	(46.2)		(84.9)	(46%)

Profit for the period	61.2	11.1	451%	41.6		135.4	(69%)

Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—	—	—%	—		—	—%
Deferred tax	—	—	—%	—		—	—%
Other comprehensive loss for the period, net of income tax	—	—	—%	—		—	—%

Total comprehensive income for the period	61.2	11.1	451%	41.6		135.4	(69%)

Profit attributable to:	61.2	11.1	451%	41.6	0.000001	135.4	(69%)
Owners of the Company	61.2	11.1	451%	41.6		135.4	(69%)
Non-controlling interests	—	—	—%	—		—	—%

Total comprehensive income for the period, attributable to:	61.2	11.1	451%	41.6		135.4	(69%)
Owners of the Company	61.2	11.1	451%	41.6		135.4	(69%)
Non-controlling interests	—	—	—%	—		—	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	19

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2016	2015	Change %	2016	2015	Change %
Weighted average shares outstanding	115,485,135	116,301,028		115,949,561	116,495,294
Basic earnings per share	0.53	0.09		0.36	1.16
Diluted earnings per share	0.53	0.09		0.36	1.16

Revenue by Nature

Subscription revenue:
Video	141.0	137.7	2%	425.0	412.6	3%
Broadband internet	144.1	137.2	5%	426.3	407.8	5%
Fixed-line telephony	61.2	57.3	7%	182.5	169.8	7%
Cable subscription revenue	346.3	332.2	4%	1,033.8	990.2	4%
Mobile telephony	155.6	54.3	187%	413.0	153.2	170%
Total subscription revenue	501.9	386.5	30%	1,446.8	1,143.4	27%
Business services	29.7	29.2	2%	90.3	87.6	3%
Other	89.7	45.3	98%	262.8	128.7	104%
Total Revenue	621.3	461.0	35%	1,799.9	1,359.7	32%

Expenses by Nature

Network operating expenses	(39.7)	(17.0)	134%	(104.6)	(51.0)	105%
Direct costs (programming, copyrights, interconnect and other)	(153.2)	(106.4)	44%	(445.0)	(313.9)	42%
Staff-related expenses	(63.4)	(43.3)	46%	(187.5)	(130.4)	44%
Sales and marketing expenses	(21.5)	(17.4)	24%	(68.9)	(48.4)	42%
Outsourced labor and Professional services	(9.1)	(11.5)	(21%)	(35.1)	(29.0)	21%
Other indirect expenses	(39.1)	(22.6)	73%	(111.0)	(62.8)	77%
Restructuring gains (charges)	(2.3)	(0.1)	N.M.	(2.1)	0.4	N.M.
Operating charges related to acquisitions or divestitures	(0.7)	(2.3)	(70%)	(7.1)	(6.4)	11%
Share-based payments granted to directors and employees	(3.3)	(1.9)	74%	(8.0)	(8.6)	(7%)
Depreciation	(92.6)	(67.8)	37%	(265.8)	(201.8)	32%
Amortization	(41.8)	(18.7)	124%	(113.5)	(53.4)	113%
Amortization of broadcasting rights	(12.5)	(10.0)	25%	(38.4)	(34.8)	10%
Gain on disposal of property and equipment	2.5	0.6	317%	3.4	1.1	209%

Total Expenses	(476.7)	(318.4)	50%	(1,383.6)	(939.0)	47%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	20

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended				For the nine months ended
	September 30,				September 30,
	2016	2015		Change %	2016	2015	Change %

Cash flows from operating activities
Profit for the period	61.2	11.1		451%	41.6	135.4	(69%)
Depreciation, amortization, impairment and restructuring charges	146.7	96.0		53%	416.6	288.5	44%
Working capital changes and other non cash items	16.6	6.7		148%	(21.4)	39.7	N.M.
Income tax expense	3.5	11.9		(71%)	46.2	84.9	(46%)
Net interest expense, foreign exchange loss and other finance expenses	48.4	67.1		(28%)	192.0	185.7	3%
Net loss on derivative financial instruments	30.8	20.2		52%	117.0	(19.8)	N.M.
Loss on extinguishment of debt	—	30.8		(100%)	16.9	30.8	(45%)
Cash interest expenses and cash derivatives	(73.9)	(73.7)		—%	(198.6)	(169.3)	17%
Income taxes paid	—	—		—%	(92.0)	(77.6)	19%

Net cash from operating activities	233.3	170.1		37%	518.3	498.3	4%

Cash flows from investing activities
Purchases of property and equipment	(64.1)	(47.1)		36%	(185.3)	(164.2)	13%
Purchases of intangibles	(58.2)	(40.9)		42%	(163.4)	(102.2)	60%
Acquisition of other investments	—	—		—%	(1.8)	—	—%
Acquisition of and loans to equity accounted investees	—	0.2		(100%)	(0.5)	(59.6)	(99%)
Acquisition of subsidiary, net of cash acquired	—	—	—	—%	(1,180.6)	—	—%
Proceeds from sale of property and equipment	0.7	0.5		40%	3.9	2.4	63%
Purchase of broadcasting rights for resale purposes	(0.1)	(2.1)		(95%)	(0.3)	(2.1)	(86%)
Proceeds from the sale of broadcasting rights for resale purposes	0.1	2.1		(95%)	0.3	2.1	(86%)

Net cash used in investing activities	(121.6)	(87.3)		39%	(1,527.7)	(323.6)	372%

Cash flows from financing activities
Repayments of loans and borrowings	(115.0)	(500.0)		(77%)	(1,112.0)	(500.0)	122%
Proceeds from loans and borrowings	30.0	530.0		(94%)	1,986.6	530.0	275%
Repurchase of own shares	(7.8)	(10.0)		(22%)	(47.8)	(50.0)	(4%)
Sale of own shares	—	0.1		(100%)	—	1.6	(100%)
Payments for early termination of derivative financial instruments	—	—		—%	(10.7)	—	—%
Payments for early termination of loans and borrowings	—	—		—%	(9.9)	—	—%
Payments for debt issuance costs	(0.4)	—		—%	(28.2)	—	—%
Other financing activities (incl. finance leases)	(11.8)	(38.6)		(69%)	(23.0)	(49.2)	(53%)
	—
Net cash from (used in) financing activities	(105.0)	(18.5)		468%	755.0	(67.6)	N.M.

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	16.2	231.9		(93%)	277.3	189.1	47%
Cash at end of period	22.9	296.2		(92%)	22.9	296.2	(92%)

Net cash generated (used)	6.7	64.3		(90%)	(254.4)	107.1	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	21

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2016	2015	Change %	2016	2015	Change %

Free Cash Flow
Net cash from operating activities	233.3	170.1	37%	518.3	498.3	4%
Cash payments for direct acquisition and divestiture costs	1.1	1.7	(35%)	9.6	3.6	167%
Purchases of property and equipment	(64.1)	(47.1)	36%	(185.3)	(164.2)	13%
Purchases of intangibles	(58.2)	(40.9)	42%	(163.4)	(102.2)	60%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.5)	(0.5)	—%	(1.4)	(1.4)	—%
Principal payments on post acquisition additions to network leases	(4.2)	(3.2)	31%	(11.1)	(8.9)	25%

Free Cash Flow	107.4	80.1	34%	166.7	225.2	(26%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	22

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	September 30,	December 31,	Change
	2016	2015

ASSETS
Non-current Assets:
Property and equipment	1,996.3	1,411.9	584.4
Goodwill	1,555.6	1,241.8	313.8
Other intangible assets	727.9	241.1	486.8
Deferred tax assets	162.8	108.5	54.3
Investments in and loans to equity accounted investees	55.4	57.7	(2.3)
Other investments	1.8	—	1.8
Derivative financial instruments	—	7.6	(7.6)
Trade receivables	4.6	4.7	(0.1)
Other assets	12.8	13.2	(0.4)
Total non-current assets	4,517.2	3,086.5	1,430.7

Current Assets:
Inventories	22.4	19.3	3.1
Trade receivables	201.5	145.9	55.6
Other current assets	152.3	68.6	83.7
Cash and cash equivalents	22.9	277.3	(254.4)
Derivative financial instruments	7.7	0.9	6.8
Total current assets	406.8	512.0	(105.2)

TOTAL ASSETS	4,924.0	3,598.5	1,325.5

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	961.3	1,001.3	(40.0)
Retained loss	(2,183.1)	(2,224.9)	41.8
Remeasurements	(9.3)	(9.3)	—
Total equity attributable to owners of the Company	(1,218.3)	(1,220.1)	1.8
Non-controlling interests	16.5	16.7	(0.2)
Total equity	(1,201.8)	(1,203.4)	1.6

Non-current Liabilities:
Loans and borrowings	4,534.6	3,683.3	851.3
Derivative financial instruments	154.4	57.8	96.6
Deferred revenue	1.0	0.6	0.4
Deferred tax liabilities	160.2	124.5	35.7
Other liabilities	100.4	59.1	41.3
Total non-current liabilities	4,950.6	3,925.3	1,025.3

Current Liabilities:
Loans and borrowings	122.0	110.6	11.4
Trade payables	151.8	133.5	18.3
Accrued expenses and other current liabilities	552.8	350.2	202.6
Deferred revenue	100.3	73.6	26.7
Derivative financial instruments	11.1	6.2	4.9
Current tax liability	237.2	202.5	34.7
Total current liabilities	1,175.2	876.6	298.6

Total liabilities	6,125.8	4,801.9	1,323.9

TOTAL EQUITY AND LIABILITIES	4,924.0	3,598.5	1,325.5

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	23

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three and nine months ended September 30, 2016, we have adjusted our historical revenue and Adjusted EBITDA to include the pre-acquisition revenue and Adjusted EBITDA of BASE in our rebased amounts for the three and nine months ended September 30, 2015 to the same extent that the revenue and Adjusted EBITDA are included in our results for the three and nine months ended September 30, 2016 (BASE being fully consolidated since February 11, 2016). We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
Under “Choose Your Device” contractual arrangements, which include separate contracts for the mobile handset and airtime, Telenet generally recognizes the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of “Choose Your Device” in July 2015, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with “Choose Your Device” handset revenue are expensed at the point of sale.

(3)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 10.

(4)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(5)
Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in our Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(9)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(10)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	24

are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16)
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17)
Net leverage ratio is calculated as per the 2015 Amended Senior Credit Facility definition, using net total debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, and (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Investor & Analyst call – Telenet will host an earnings call for institutional investors and analysts on October 27, 2016 at 3:00pm CET, For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Thomas Deschepper	thomas.deschepper@telenetgroup.be	Phone: +32 15 366 645
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand “Telenet Business”. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2015 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the nine months ended September 30, 2016 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisition of BASE on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2016	25

or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2015 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on October 27, 2016 at 7:00am CET